Filed Pursuant to Rule 433

Registration Nos. 333-185282

and 333-185282-07

Free Writing Prospectus dated October 9, 2014

Volkswagen Auto Loan Enhanced Trust 2014-2

Issuing Entity

Volkswagen Auto Lease/Loan Underwritten Funding, LLC	VW Credit, Inc.
Depositor	Sponsor, Originator and Servicer

The depositor has prepared a preliminary prospectus supplement dated October 9, 2014 and prospectus dated October 9, 2014 which describe the notes to be issued by the issuing entity. You should review the preliminary prospectus supplement and the prospectus in their entirety before deciding to purchase any of the notes.

Ratings

The depositor expects that the notes issued by the issuing entity will receive the indicated credit ratings from the nationally recognized statistical rating organizations, or “rating agencies,” listed below.

	Fitch Ratings, Inc.	Standard & Poor’s Ratings Services
Class A-1 Notes	F1+sf	A-1+	(sf)
Class A-2 Notes	AAAsf	AAA	(sf)
Class A-3 Notes	AAAsf	AAA	(sf)
Class A-4 Notes	AAAsf	AAA	(sf)

It is a condition to the issuance of the notes that, on the closing date, each class of notes receive at least the ratings listed above.

Joint Bookrunners

Citigroup	Wells Fargo Securities

The depositor has filed a registration statement (including a prospectus supplement and prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus supplement and the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, if the legal prospectus delivery period has not expired, you may obtain a paper copy of the prospectus supplement and the prospectus from the depositor or from the underwriters if you request it by calling 1-877-858-5407.